Exhibit 99.2

NEWS RELEASE

Halcón Resources Announces Preliminary First Quarter 2015 Production Results and Provides Additional Updates

Well Costs Continue to Decline in Core Plays

New Company Record 5,248 Boe/d IP Rate in Williston Basin

HOUSTON, TEXAS — April 21, 2015 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced preliminary first quarter 2015 production results and provided additional updates.

Preliminary First Quarter 2015 Production Results

Halcón expects to report production for the three months ended March 31, 2015 of 42,500 — 43,500 barrels of oil equivalent per day (Boe/d).  First quarter production is estimated to be ~81% oil, ~8% NGLs and ~11% natural gas.

Impairment Estimate

The Company estimates that it will record a non-cash pre-tax full cost ceiling impairment charge of $450 - $650 million in the first quarter of 2015.

Recent Developments

Halcón expects the following modifications to be made to its senior secured revolving credit facility, subject to the satisfaction of certain terms and conditions:

•                  Removal of the interest coverage ratio covenant with the institution of a total secured leverage ratio covenant of 2.75x

•                  Reduction of the borrowing base to $900 million from $1.05 billion

The Company is also seeking to extend the maturity of its senior secured revolving credit facility to August 1, 2019; however, there is no assurance that the extension will be available to Halcón on acceptable terms.

Operational Update

The Company is currently operating three rigs across its holdings and currently has 23 wells being completed or waiting on completion.  Halcón continues to be focused on reducing costs in the current commodity price environment.

Bakken/Three Forks

The Company operated an average of two rigs in the Williston Basin during the quarter.  The following table contains detailed first quarter 2015 operated well data related to Halcón’s Williston Basin assets:

		Wells		1Q15 vs. 4Q14		1Q15 vs. 4Q14
	Wells	Put Online	Avg. IP	Avg. IP Rate	Avg. 30 Day	Avg. 30 Day Rate
	Spud	(POL)	Rate (Boe/d)	Variance	Rate (Boe/d)	Variance
Fort Berthold
Bakken/Three Forks	7	6	3,522	+38.2%	1,833	+38.8%
Williams County
Bakken	0	1	1,977	NM	NM	NM

The Company also participated in 22 non-operated wells with an average working interest of approximately 1% during the quarter.  On average, Halcón-operated wells put online in the Williston Basin continue to outperform the Company’s 801 MBoe and 477 MBoe type curves for the Fort Berthold and Williams County areas, respectively.

Downspacing continues to yield positive results.  Specifically, during the first quarter of 2015, Halcón brought six Bakken wells online spaced 660’ — 770’ apart drilled from a single pad with a cumulative IP rate of 21,131 Boe/d, one of which was a new Company record at 5,248 Boe/d.

Halcón has made significant progress negotiating lower costs with its service providers and continues to modify its drilling and completion techniques in an effort to improve recoveries and reduce costs.  The Company’s estimated completed well costs have come down approximately 30% compared to the fourth quarter 2014 average.  The current authorization for expenditure (AFE) for wells drilled on its acreage in the Fort Berthold area is averaging approximately $8.0 million, which was previously Halcón’s mid-year 2015 target.  The Company anticipates well costs will trend down by another 5 - 10% or more in this area by mid-year 2015.

Halcón continues to increase gas capture in the Williston Basin and is currently selling approximately 83% of its gas production.

The Company is the operator of 172 producing Bakken wells and 53 Three Forks wells.  Halcón currently has 11 Bakken wells and 5 Three Forks wells being completed or waiting on completion on its operated acreage.

“El Halcón” - East Texas Eagle Ford

The Company operated an average of one rig in El Halcón during the first quarter.  The following table contains detailed first quarter 2015 operated well data related to Halcón’s East Texas Eagle Ford assets:

		Wells		1Q15 vs. 4Q14		1Q15 vs. 4Q14
	Wells	Put Online	Avg. IP	Avg. IP Rate	Avg. 30 Day	Avg. 30 Day Rate
	Spud	(POL)	Rate (Boe/d)	Variance	Rate (Boe/d)	Variance
El Halcón	4	4	983	+47.6%	830	+57.5%

All four wells put online in the play during the quarter are outperforming the Company’s 452 MBoe type curve for the area.

Halcón’s current drilling program is designed to capture leases and hold acreage.  As a result of several cost reduction initiatives, the current AFE is averaging approximately $7.5 million for a three-string well, which represents an improvement of approximately 25% compared to the fourth quarter of 2014.  The Company anticipates well costs will trend down by another 5 - 15% or more in this area by mid-year 2015.  Halcón expects completed well costs to decrease by up to an additional $1 million per well once it transitions into development mode and pad drilling.

There are currently 92 Company-operated East Texas Eagle Ford wells producing and 4 Halcón-operated wells being completed or waiting on completion.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Additionally, improvements mentioned herein are not necessarily indicative of future performance.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (“SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The

Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:
Scott M. Zuehlke
VP, Investor Relations
Halcón Resources
(832) 538-0314